Exhibit 5
March 31, 2006

The Board of Directors
VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California 92618

Re:	Registration Statement on Form S-3 filed by VitalStream Holdings, Inc., a Nevada corporation (the "Company")

Gentlemen:

As counsel to the Company in connection with preparation of a Registration Statement on Form S-3 (the "Registration Statement") relating to the sale by the selling stockholders of the Company (the "Selling Stockholders") of up to (i) 15,352,305 issued and outstanding shares of the Company's common stock (the "Common Shares"), and (ii) 200,000 shares of common stock of the Company issuable by the Company upon the exercise of a warrant to purchase common stock of the Company (the “Warrant Shares”). We have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereafter expressed, we have relied upon certificates of public officials and statements or certificates of officers of representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that (i) the Common Shares to be sold by the Selling Stockholders have been legally issued and are fully paid and nonassessable, and (ii) the Warrant Shares, when issued in accordance with the terms of the governing warrants to purchase common stock, and when the consideration therefore shall have been received by the Company, will be legally issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under "Experts and Legal Matters" in the prospectus that constitutes a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                    Very truly yours,

                    /s/ Parr Waddoups Brown Gee & Loveless

                    PARR WADDOUPS BROWN GEE & LOVELESS